FIRST NATIONAL BANK OF NEW ENGLAND

                      COMMERCIAL REVOLVING PROMISSORY NOTE



$500,000                                                         June 25, 1998
                                                            Richmond, Virginia
                                                [Insert Location of Execution]

      ON DEMAND, FOR VALUE RECEIVED, the undersigned, SMITH-MIDLAND CORPORATION, a Delaware corporation (individually and, if more than one, collectively, the "Borrower"), promises to pay (jointly and severally, if more than one) to the order of First National Bank of New England ("Lender"), at its office at One Commercial Plaza, Hartford, Connecticut or at such other place as the holder hereof (including Lender, hereinafter referred to as "Holder"), may designate, the principal sum of Five Hundred Thousand Dollars ($500,000) or the aggregate unpaid principal amount of all advances made by the Holder to the Borrower under the terms hereinafter set forth, whichever is less, in lawful money of the United States and to pay interest on the unpaid balance of this Note beginning as of the date hereof, before or after maturity or judgment (but subject to the default rate of interest set forth below) at the per annum rate set forth in Paragraph 2 below, which interest rate shall be computed daily and payable monthly in arrears on the basis of a Three Hundred Sixty (360) day year and the actual days elapsed, together with all taxes levied or assessed on this Note or the debt evidenced hereby against the Holder, and together with all costs, expenses and attorneys' and other professionals' fees incurred in any action to collect and/or enforce this Note or to enforce, protect, preserve, defend, realize upon or foreclose any security agreement, mortgage or other agreement securing or relating to this Note, including without limitation, all costs and expenses incurred in inspecting or surveying mortgaged real estate, if any, or conducting environmental studies or tests, or to enforce, protect, preserve, defend or sustain the lien of said security agreement, mortgage or other agreement or in any litigation or controversy arising from or connected in any manner with said security agreement, mortgage or other agreement, or this Note. Borrower further agrees to pay all costs, expenses and attorneys' and other professionals' fees incurred by Holder in connection with any "workout" or default resolution negotiations involving legal counsel or other professionals and further in connection with any re-negotiation or restructuring of the indebtedness evidenced by this Note. Any such costs, expenses and/or fees remaining unpaid after demand therefor, may, at the discretion of the Holder, be added to the principal amount of the indebtedness evidenced by this Note.

      This Note has been executed and delivered subject to the following terms and conditions:

1.    Advances.

      a)    Definitions.      As used in this  Paragraph 1 and otherwise in this
            Note, the following terms shall have the following meanings:

           i) "Acceptable Accounts" means an account receivable or accounts receivable of Borrower due not more than ninety (90) days from the date set forth on the original invoice evidencing such account receivable, arising from the absolute sale of goods by Borrower in which Borrower had the sole and complete ownership or the performance of services by Borrower in the ordinary course of its business, which conforms to the warranties set forth in subparagraph 1(d) below, and which:

                  A) is not an account receivable of a person or entity obligated to Borrower upon such account receivable (an "Account Debtor") which has suspended business, made a general assignment for the benefit of creditors, committed any act of insolvency, or filed or have had filed against it any petition under any bankruptcy law or any other law or laws for the relief of debtors;

                  B)    is  not  an  account   receivable   which:   (1) is
                        subject to any setoff, counterclaim, defense, allowance or adjustment other than discounts for prompt payment shown on the invoice or to any dispute, objection or complaint by the Account Debtor concerning its liability on the account receivable and
                        the goods,   the  sale  of  which  gave  rise  to  the
                        account receivable, have not been returned, rejected, lost or damaged; (2) arises from a sale or
                        sales to an  affiliate, parent,   or  subsidiary   of
                        the   Borrower;   (3) is  the obligation  of  a  Account
                        Debtor  located  in  a  foreign country;  and  (4)
                        arises  from  a  contract  containing  a prohibition
                        against   assigning  or  granting  a  security interest
                        therein; and

                  C) is not an account receivable which Holder, in its sole discretion, shall notify the Borrower as being ineligible for an advance.

         ii) "Acceptable Equipment" means all equipment and machinery of the Borrower which Holder, in its sole discretion, shall notify the Borrower as being eligible for an advance.

        iii) "Acceptable Inventory" means all inventory of the Borrower consisting of raw materials, work-in-progress and finished goods which are held by or on behalf of the Borrower for
                  sale or lease and which is: (A) in  first  class   condition
                  and  salable  through  normal  trade channels;  (B) new and
                  unused;  (C)  owned  by the  Borrower  and subject   to  no
                  lien,   security   interest,   charge  or  other encumbrance
                  whatsoever, except those of Lender, if any; and (D) not of a class which Holder, in its sole discretion, shall notify the Borrower as being ineligible for an advance.

          iv) "Maximum Permitted Amount" means an amount equal to the lesser of: (A) $500,000, or (B) the sum of: (1) seventy-five percent (75%) of the net balance due on Acceptable Accounts; PLUS (B)(i) fifty percent (50%) of the lesser of the cost or market value of Acceptable Inventory consisting of finished goods, and (ii) fifty percent (50%) of the lesser of the cost or market value of Acceptable Inventory consisting of raw materials; LESS (C) a set aside of $1,175,000.

            v) "Termination Date" means May 1, 1999, as such date may be extended, in writing from time to time, in the Holder's sole and absolute discretion.

    b)      Procedure for Advances, Payment.    Within   the   limits   of   the
            Maximum Permitted Amount, so long as Borrower is in compliance with all of the terms and conditions of this Note and no Event of Default (as defined in Paragraph 8 hereof) has occurred and no condition exists which would constitute an Event of Default but for the giving of notice or passage of time, or both, and so long as Holder has not demanded payment of any outstanding advances made hereunder, Borrower may request, and Lender may make, in its sole discretion, advances hereunder from time to time until the Termination Date in the aggregate principal amount not exceeding at any one time outstanding the Maximum Permitted Amount; provided that in the third quarter of each calendar year during the term of this Note, there shall be no borrowings or
            reborrowings  and no outstanding   principal  under  this  Note  for
            at least thirty (30) consecutive days. Whenever Borrower desires an advance, Borrower shall notify the Lender (which notice shall be irrevocable) by telex, telecopy or telephone of the proposed borrowing. Such notice (each, a "Notice of Borrowing") shall specify the date of the proposed borrowing and the amount to be borrowed. Each Notice of Borrowing must be received by Lender no later than 11:00 a.m., Hartford, Connecticut time on the day such borrowing is requested. Each Notice of Borrowing shall be immediately followed by a written confirmation thereof by the Borrower and, if requested by Holder, a written certificate in form, scope and substance satisfactory to Holder and signed by the chief financial officer and president of the Borrower which shall set forth in sufficient detail Borrower's calculation of the Maximum Permitted Amount as described in subparagraph 1(a)(iv)(B) above, if applicable, provided that if such written confirmation differs in any respect from the action taken by the Lender, the records of the Lender shall control absent manifest error. Advances and payments on this Note may be evidenced by borrowing certificates, a grid (if any) attached to this Note or similar certificates or documents, or by an internal ledger account of Holder. The Borrower agrees that the amount shown on said borrowing certificates, grid or similar certificate or internal ledger account of Holder as outstanding from time to time shall, in the absence of manifest error, be conclusive of the amount owing to the Holder pursuant to this Note. ALL ADVANCES HEREUNDER, TOGETHER WITH ACCRUED AND UNPAID INTEREST AND ANY OTHER AMOUNTS DUE HEREUNDER, SHALL BE DUE AND PAYABLE ON DEMAND, AND IF DEMAND IS NOT SOONER MADE, ON THE TERMINATION DATE, at which time Borrower shall have no ability to request, and
            option,  debit  principal,   interest,  fees,  costs  and expenses
            due and payable hereunder to any of Borrower's accounts maintained with Holder on each date any such amount is due and payable.

      c)    Holder Discretion.      Nothing  herein shall be  construed to
            require Holder to make advances hereunder and nothing herein shall prohibit Holder from lending in excess of the Maximum Permitted Amount or from raising or lowering the percentages of advances against Acceptable Accounts, Acceptable Inventory and/or Acceptable Equipment, it being agreed and understood by Borrower that all advances hereunder shall be at Holder's sole discretion and shall not establish a pattern or custom binding upon Holder.

      d)    Accounts Receivable Warranties.     Borrower   represents   and
            warrants to Holder that: (i) each Acceptable Account is or, at the time it comes into existence will be, a true and correct statement of: (A) the bona fide indebtedness of the applicable Account Debtor; and (B) the amount of the account for merchandise sold and delivered to, or for services performed for and accepted by, such Account Debtor, net of any charges, adjustments, discounts or other reductions whatsoever; and (ii) at the time of each borrowing hereunder, there are and, to the best of the Borrower's knowledge after due investigation, will be no defenses, counterclaims, discounts or setoffs that may be asserted against Acceptable Accounts.

2. Interest. Interest on each advance made hereunder shall accrue as follows (SELECT ONE AND COMPLETE):

[ ]   at a fixed rate of   percent (   )  per annum.

[x] at a variable rate per annum of one (1.00) percentage points in excess of the Prime Rate, with the term "Prime Rate" meaning the "Prime Rate" as published from time to time in the "Money Rates" section of The Wall Street Journal in the most recent edition preceding the time of any interest rate determination, or in the event that such rate is no longer published in The Wall Street Journal, a comparable index or reference rate selected by Holder, in its sole discretion. The Prime Rate may not necessarily be the Lender's lowest or best rate. Any change in the interest rate because of a change in the Prime Rate shall become effective immediately, without notice or demand, on the date any change in the Prime Rate occurs.

      If not sooner demanded, interest shall be due and payable monthly in arrears beginning on July 1, 1998 and continuing on the first day of each and every month thereafter until the entire indebtedness evidenced by this Note has been fully and finally paid. Upon demand for payment of any advance made hereunder or the occurrence of an Event of Default, without in any way affecting the Holder's right to accelerate this Note, this Note shall bear interest at a rate equal to the rate otherwise in effect hereunder.

3. Lawful Interest. Notwithstanding any provisions of this Note, it is the understanding and agreement of the Borrower and Holder that the maximum rate of interest to be paid by Borrower to the Holder shall not exceed the highest or the maximum rate of interest permissible to be charged by a commercial lender such as Lender to a commercial borrower such as Borrower under the laws of the Commonwealth of Virginia. Any amounts paid in excess of such rate shall be considered to have been payments in reduction of principal.

4.    Additional   Payments.   If  Holder  shall  deem   applicable   to  this
      Note (including, in each case, any borrowed and any unused portion thereof) or any advance made hereunder, any requirement of any law of the United States of America, any regulation, order, interpretation, ruling, official directive or guideline (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the
      Comptroller of the Currency,  the Federal Deposit   Insurance Corporation
      or  any  other  board  or  governmental  or administrative  agency of the
      United  States of America  which  shall  impose, increase,  modify  or make applicable to this Note or any advance made hereunder, or cause this Note or any advance made hereunder to be included in any
      reserve,  special  deposit,   calculation  used  in  the  computation  of
      regulatory capital standards, assessment or other requirement which imposes on Holder any cost that is attributable to the maintenance thereof, then, and in each such event, Borrower shall promptly pay Holder, upon its demand, such amount as will compensate Holder for any such cost, which determination may be based upon the Holder's reasonable allocation of the aggregate of such costs resulting from any such events. In the event any such cost is a continuing cost, a fee payable to Holder may be imposed upon Borrower periodically for so long as any such cost is deemed applicable by Holder, in an amount determined by Holder to be necessary to compensate Holder for any such cost, which determination may be based upon the Holder's reasonable allocation of the aggregate of such costs resulting from any such events. The determination by Holder of the existence and amount of any such cost shall, in the absence of manifest error, be conclusive.

5. Late Charge. In the event Borrower fails to pay any installment interest when it is due and payable, without in any way affecting the Holder's right to make demand for payment of or otherwise accelerate this Note, a late charge equal to the late payment plus interest thereon at the rate otherwise in effect hereunder shall, at the option of Holder, be assessed against Borrower.

6.    Mandatory and Optional Prepayments.

      a) The Borrower shall immediately, without notice or demand, make a prepayment on account of the advances made hereunder on any date on which the aggregate principal amount outstanding of all advances made hereunder exceeds the Maximum Permitted Amount in an amount equal to the amount of such excess, together with accrued interest to the date of such prepayment on the advance or advances, or any portion thereof, being prepaid.

      b) The Borrower may prepay the unpaid principal balance of this Note, in whole or in part, at any time without penalty or premium. Any and all such prepayments shall be applied first to interest accrued to the date of prepayment and then to the principal balance.

7.    Financial  Information.   Promptly  upon  Holder's  request,   Borrower
      shall deliver to Holder such documentation and information about the Borrower's financial condition, business and/or operations as Holder may, at any time and from time to time, request, including without limitation, business and/or personal financial statements, copies of federal and state income tax returns and all schedules thereto, aging reports of Borrower's accounts receivable and accounts payable and a listing of Borrower's inventory and equipment, all of which shall be in form, scope and content satisfactory to Holder, in its sole discretion.

8. Events of Default. Notwithstanding the demand nature of the indebtedness evidenced by this Note, which shall at all times be payable on demand, the Borrower agrees that each of the following shall constitute an "Event of Default" hereunder:

      a) Failure of Borrower to pay or perform any of Borrower's liabilities or obligations to Holder (whether under this Note or otherwise and whether now existing or hereafter incurred), including without limitation, any installment of interest or any other sum due hereunder, when due to be paid or performed; or

      b)    Failure of Borrower to pay any advance hereunder on demand; or

      c) Failure of Borrower to observe, perform or comply with any covenant, agreement or duty contained in this Note; or

      d) If Borrower or any guarantor of any obligation of the Borrower to Holder shall be in default under any security agreement or other agreement governing, securing or relating to this Note; or

      e) If any representation or warranty made by the Borrower or any guarantor of any obligation of the Borrower to Holder, including without limitation, any representation or warranty contained herein, or any statement, certificate or other data furnished by any of them in connection herewith, proves at any time to be incorrect or untrue in any material respect; or

      f) Institution of or consent to proceedings, or the taking of any action in furtherance of, or the entry of any order or decree of a court of competent jurisdiction with respect to any of the following:

            i) Bankruptcy, insolvency or reorganization, readjustment, arrangement, composition or similar relief as to Borrower or any guarantor of any obligation of the Borrower to Holder under federal or state bankruptcy or insolvency statutes or related laws,

           ii) Appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency as to Borrower or any guarantor of any obligation of the Borrower to Holder or a substantial part of their respective properties, or

          iii) Assignment of the Borrower or any guarantor of any obligation of the Borrower to Holder for the benefit of creditors, the winding up or liquidation of the affairs of the Borrower or such guarantor, or the admission of Borrower or such guarantor in writing of its inability to pay its debts; or

        g) The death, dissolution, liquidation, insolvency (the term "insolvency" shall mean either a negative tangible net worth or an inability to pay its debts as they mature) or termination of legal existence of Borrower or any guarantor of any obligation of the Borrower to Holder; or

        h) The service of any process upon the Holder seeking to attach or garnish by mesne or trustee process any funds of Borrower or of any guarantor of any obligation of the Borrower to Holder which are on deposit with the Holder; or

        i) The failure by Borrower or any guarantor of any obligation of the Borrower to Holder to pay or perform any indebtedness or obligation owed to any third party, or if any such other indebtedness or obligation shall be accelerated; or

        j) If there shall be any material adverse change in the assets, liabilities, condition (financial, operating or otherwise) or business of the Borrower or any guarantor of any obligation of the Borrower to Holder; or

        k) If, at any time, the Holder believes in good faith that the prospect of payment of any obligation or the performance of any agreement of the Borrower or any guarantor of any obligation of the Borrower to Holder is impaired, or there is such a change in the assets, liabilities, condition (financial, operating or otherwise) or business of the Borrower or any such guarantor as the Holder believes in good faith increases its risk of non-collection.

      Upon the occurrence of any Event of Default, all advances outstanding hereunder, together with accrued interest thereon and any other sums due under this Note, shall, at the option of the Holder, become immediately due and payable, and any obligation of the Holder to make advances hereunder shall terminate, at the option of the Bank, all of the foregoing without presentment or demand for payment, notice of non-payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Borrower. Failure to exercise such option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

9. Lien and Right of Setoff. The Borrower hereby grants the Holder a lien and right of setoff for all Borrower's liabilities upon and against all the deposits, credits, collateral and property of the Borrower, now or hereafter in the possession or control of the Holder or in transit to it. Holder may, at any time, apply or set off the same, or any part thereof, to any liability of the Borrower whether or not matured or demanded.

10.   No  Waiver.   No  delay  or  omission  by  Holder  in  exercising  any
      rights hereunder, nor failure by the Holder to insist upon the strict performance by Borrower of any terms and provisions herein shall operate as or be deemed to be a waiver of such right, any other right hereunder, or any terms and provisions herein, and the Holder shall retain the right thereafter to insist upon strict performance by the Borrower of any and all terms and provisions of this Note or any document securing the repayment of this Note. No waiver of any right shall be effective unless in writing and signed by Holder, nor shall a waiver on one occasion be constituted as a bar to, or waiver of, any such right on any future occasion.

11.   Prejudgment   Remedy  and  Other  Waivers.   BORROWER  HEREBY  REPRESENTS
      AND WARRANTS TO LENDER THAT THE LOAN IS A COMMERCIAL OR BUSINESS LOAN UNDER THE LAWS OF THE COMMONWEALTH OF VIRGINIA, NEGOTIATED BY LENDER AND BORROWER AND THEIR RESPECTIVE ATTORNEYS AT ARMS LENGTH. BORROWER WARRANTS AND REPRESENTS THAT BORROWER IS A BUSINESS OR COMMERCIAL ORGANIZATION AND THAT THE LOAN EVIDENCED HEREBY WAS MADE AND TRANSACTED SOLELY FOR BUSINESS OR INVESTMENT PURPOSES AND/OR THAT THE AMOUNTS ADVANCED OR TO BE ADVANCED UNDER THIS NOTE AND EVIDENCED HEREBY ARE BEING MADE TO AND RECEIVED BY THE BORROWER FOR THE PURPOSE OF ACQUIRING OR CARRYING ON BUSINESS, PROFESSIONAL OR COMMERCIAL ACTIVITY OR INVESTMENT AS AN OWNER, AND THAT SUCH AMOUNTS ARE IN EXCESS OF FIVE THOUSAND AND NO/100THS DOLLARS ($5,000). TO THE EXTENT PERMITTED BY LAW, BORROWER WAIVES ANY RIGHTS IT MAY HAVE TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH HOLDER MAY DESIRE TO USE, AND FURTHER WAIVES ALL RIGHTS TO REQUEST THAT HOLDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT BORROWER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGEMENT REMEDY SOUGHT OR OBTAINED BY HOLDER. Borrower waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and all rights under any statute of limitations. THE BORROWER ACKNOWLEDGES THAT BORROWER MAKES THESE WAIVERS KNOWINGLY AND
      VOLUNTARILY,   WITHOUT   DURESS  AND  ONLY  AFTER   EXTENSIVE
      CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER. THE BORROWER FURTHER ACKNOWLEDGES THAT THE LENDER HAS NOT AGREED WITH OR REPRESENTED TO BORROWER OR ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12. Jury Waiver. TO THE EXTENT PERMITTED BY LAW, THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS NOTE IS A PART AND/OR THE ENFORCEMENT OF ANY OF THEIR RESPECTIVE RIGHTS AND REMEDIES, INCLUDING WITHOUT LIMITATION, TORT CLAIMS. THE BORROWER AND THE LENDER EACH MAKE THIS WAIVER KNOWINGLY AND VOLUNTARILY, WITHOUT DURESS AND
      ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER. THE BORROWER FURTHER ACKNOWLEDGES THAT THE LENDER HAS NOT AGREED WITH OR REPRESENTED TO BORROWER OR ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

13. Joint and Several Liability. References in this Note to the Borrower in the singular shall include the plural, and if Borrower consists of more than one person, the liability of each Borrower shall be joint and several.

14. Acknowledgment of Copy, Use of Proceeds. The Borrower acknowledges receipt of a copy of this Note and attests that the proceeds of this Note are to be used for general commercial purposes and that no part of such proceeds will be used, in whole or in part, for the purpose of purchasing or carrying any "margin security" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

15. Miscellaneous. The provisions of this Note shall be binding upon the heirs, executors, administrators, successors and assigns and shall inure to the benefit of Holder, its successors and assigns. If any provision of this Note shall, to any extent, be held invalid or unenforceable, then only such provision shall be deemed ineffective and the remainder of this Note shall not be affected. Borrower acknowledges and agrees that Holder shall have the right to report any delinquencies, defaults and/or losses incurred by Holder hereunder to any credit agency, bureau or service. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (but not its conflicts of law provisions).



                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its President, thereunto duly authorized, in its name, under its seal, and on its behalf the day and year first written above.


WITNESS/ATTEST:                                 SMITH-MIDLAND CORPORATION, a
                                                Delaware corporation



/s/ Wesley A. Taylor                            By: /s/ Rodney I. Smith [SEAL]
--------------------------------                --------------------------------
Name: Wesley A. Taylor                          Name: Rodney I. Smith
Title: Secretary                                Title: President

                                 PROMISSORY NOTE


$4,000,000                                                    June 25, 1998
                                                              Richmond, Virginia

      FOR VALUE RECEIVED, SMITH-MIDLAND CORPORATION, a Delaware corporation (the "Maker"), promises to pay to the order of FIRST NATIONAL BANK OF NEW ENGLAND, (or its successors and assigns) (collectively, the "Lender"), the principal sum of FOUR MILLION AND 00/100 DOLLARS ($4,000,000) plus all accrued but unpaid interest thereon, at the rate(s) hereinafter set forth, on the unpaid principal balance hereof from time to time, from the date of this Promissory Note (the "Note") until the date the entire principal sum hereof has been paid in full. Said interest and principal shall be payable as set forth as follows:

      1.    Repayment Terms.

                  (a) The undersigned will pay principal and interest by making payments in the initial amount of Thirty Seven Thousand Eighty Seven and 27/100 Dollars ($37,087.27) on the first day of each month beginning on August 1, 1998. The undersigned will make these payments until they have paid in full all principal and interest and any other sums due hereunder. Notwithstanding the foregoing, the entire indebtedness evidenced by this Note, including, but not limited to, all outstanding principal and accrued and unpaid interest, shall be due and payable in full on the twenty-third (23rd) anniversary date of this Note.

            (b) The undersigned's initial monthly payments shall be calculated in accordance with the full amortization of the loan evidenced by this Note by level monthly payments of principal and interest over a twenty-three (23) year period at the interest rate applicable on the date hereof. On each Adjustment Date (as herein defined), the amount of the monthly payments will be adjusted so as to provide for the full amortization of the then outstanding principal at the interest rate established at each Adjustment Date in level monthly payments of principal and interest over the remaining term of the original twenty-three (23) year amortization period.

            (c) Interest shall accrue on the outstanding principal amount of this Note at a per annum rate of one and one-half (1.50%) percentage points above the Prime Rate on a floating basis. The initial interest rate hereunder is ten (10.0%) percent. On October 1, 1998 and on the first day of each, January, April, July, and October thereafter until all sums due hereunder are paid in full (each being referred to as an "Adjustment Date"), the interest rate on the unpaid principal balance hereunder shall be adjusted, without notice or demand, to a per annum rate of one and one-half (1.50) percentage points above the Prime Rate in effect on the applicable Adjustment Date (or the following business day in the event that such Adjustment Date falls on a Saturday, Sunday or holiday), which such rate shall remain in effect until the succeeding Adjustment Date. Interest hereunder shall be computed on a daily basis and on the basis of a Three Hundred Sixty (360) day year and a thirty (30) day month. The undersigned further agrees to pay all taxes levied or assessed on this Note or the debt evidenced hereby against the holder of this Note, and further agrees to pay all costs, expenses and attorneys' fees incurred in any action to collect this Note or to defend, protect, preserve or realize upon or foreclose any mortgage or security agreement securing this Note or to protect, defend, preserve, foreclose or sustain the lien of said mortgage or security agreement or in any litigation or controversy arising from or connected with said mortgage, security agreement, or this Note. As used herein, "Prime Rate" shall mean the lowest New York prime rate as set forth in the money rate section of the Wall Street Journal (or in any successor publication).

      (d) In the event of prepayment, the Maker will pay a penalty of five percent (5%) of the prepayment amount in year one (1), four percent (4%) in year two (2), three percent (3%) in year three (3), two percent (2%) in year four
(4), and one percent (1%) in year five (5). The Maker may prepay the loan in part or in full in years six (6) through twenty-three (23) without penalty, provided three (3) weeks prior written notice is given to Lender.

      (e) Lender shall give written notice to the undersigned of each increase or decrease in the interest (and change in installment amount, if applicable) within thirty days after the effective date of each rate adjustment; however, the fluctuation of the interest rate is not contingent on whether the notice is given.

      (f) If the undersigned shall be in default in payment due on the indebtedness herein and the United States Department of Agriculture Rural Business - Cooperative Service (f/k/a/ Farmers Home Administration) ("Agency") purchases its guaranteed portion of said indebtedness, the rate of interest on both the guaranteed and unguaranteed portions herein shall become fixed at the rate in effect as of the date of default. If the undersigned shall not be in default in payment when Agency purchases its guaranteed portion, the rate of interest on both the guaranteed and unguaranteed portions herein shall be fixed at the rate in effect as of the date of purchase by Agency.

      (g) All payments received by the Lender, at the option of the Lender, shall be applied first to any outstanding charges and expenses incurred by the Lender in connection with this Note or any documents executed in connection with this Note, then to any unpaid and accrued interest and finally to the outstanding principal due under this Note. The undersigned agrees that the interest shall accrue at the foregoing rate on unpaid balance before and after maturity, by acceleration or otherwise.

      (h) The Maker hereby grants to the Lender and any holder of this Note a lien and right of set-off for all of the Maker's liabilities to Lender or holder upon and against all of the Maker's deposits, credits, and other property now owned or hereafter in the possession or control of Lender or holder or in transit to. The Lender or holder may at any time apply the same or any part thereof to any of the Maker's liabilities to Lender or holder, whether or not matured at the time of such application, at any time after the occurrence of an "Event of Default" under the loan documents executed in connection herewith.

      (i) Maker agrees to pay a late charge equal to five percent (5%) of the payment amount due if such payment is not received within ten (10) days of the due date. Funds received from the Maker will be applied first to interest to the date of receipt, then to principal and then to the late fee.

      (j) The Maker agrees that, in addition to other events of default stated in this Note or related loan documents, each of the following shall constitute an "event of default" under this Note:

            1) Failure of Maker or any guarantor to pay or perform any of Maker's or guarantor's liabilities or obligations to Lender.

            2) If Maker or any guarantor of any obligation of Maker to Lender or holder shall be in default under any security agreement, mortgage or other agreement governing, securing or relating to this Loan.

      2. Security for Note. This Note is secured by (a) Security Agreement of even date herewith executed and delivered by Maker in favor of Lender (the "Maker's Security Agreement"), (b) unlimited guarantee of Smith-Midland Corporation, a Virginia corporation, secured by two (2) Deeds of Trust with respect to certain real properties situate in Midland, Virginia, as more particularly described in said Deeds of Trust; (c) unlimited guarantee of Smith-Carolina Corporation, a North Carolina corporation, secured by a Deed of Trust with respect to certain real property situate in Reidsville, North Carolina, as more particularly described in said Deed of Trust; (d) unlimited guarantee of Easi-Set Industries, Inc., secured by a Security Agreement of even date herewith; (e) unlimited guarantee of Concrete Safety Systems, Inc., secured by a Security Agreement of even date herewith; (f) unlimited guarantee of Midland Advertising & Design, Inc., secured by a Security Agreement of even date herewith; and (g) any other instrument now or hereafter executed by Maker (singly or jointly with another person or persons) in favor of Lender which in any manner constitutes additional security for this Note (all of the foregoing documents and/or instruments, including this Note, the Maker's Security Agreement, the Deeds of Trust and are herein collectively referred to as the "Loan Documents"). All of the terms, covenants, conditions and provisions of the other Loan Documents are hereby incorporated in and made a part of this Note to the same extent as if herein set forth in full.

      3. Obligations. As used herein, "Obligations" means all obligations, indebtedness, liabilities, guaranties, covenants and duties owing by Maker to Lender, under the Loan Documents, other Security Agreements or the loan documents of even date herewith in connection with that certain $500,000 loan by Lender to Maker, and any renewals, extensions and modifications thereof, together with any now or hereafter existing indebtedness of the Maker to the Lender whatsoever. "Obligor" means the Maker and all endorsers, guarantors and sureties of any Obligation. As security for the full and timely repayment of the Obligations, in addition to any collateral under the Maker's Security Agreement or under any note, assignment or other document now existing or hereafter executed by the Maker and/or any other person with respect to any of the Obligations, the Maker, subject to the terms of the Maker's Security Agreement, hereby grants to the Lender a security interest in all monies, bank deposits or credits held by the Lender for or owed by the Lender to the Maker, and, in the event of default hereunder beyond any applicable notice and cure periods, such monies, deposits or credits may be set off and applied to the payment of any Obligations.

      4. Default. The Maker shall be in default hereunder on the occurrence of any of the following: (a) non-payment of any portion of any Obligation when due and payable; (b) any material warranty, representation or statement made or furnished to the Lender by or on behalf of the Maker proving to have been incorrect when made or furnished; (c) the existence of any event of default under the terms of any of the Loan Documents, or any note, guaranty or other document now existing or hereafter executed by the Maker (singly or jointly with another person or persons) and (or in favor of) the Lender; (d) the existence of any event of default under the terms of any instrument or writing evidencing a debt of the Maker to someone other than the Lender which remains uncured beyond any applicable notice and cure periods; (e) loss, theft, substantial damage, destruction or transfer or encumbrance without fair value in return of any of the Maker's assets; (f) any Obligor (i) admitting in writing its insolvency or its inability to pay its debts generally as they mature, (ii) making a general assignment for the benefit of creditors, (iii) commencing a case under or otherwise seeking to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, statute or proceeding, (iv) by any act indicating its consent to, approval of or acquiescence in any such proceeding or the appointment of any receiver of or trustee for it or a substantial part of its property, or, in the absence of any such consent, approval or acquiescence, suffering any such receivership, trusteeship or proceeding to continue undismissed for a period of thirty (30) days in the case of any such appointment, and sixty (60) days in the case of any such other proceeding, after such appointment or institution of such other proceeding, as the case may be, or (v) becoming a voluntary debtor in any case under any chapter of the United States Bankruptcy Code; (g) any Obligor defaulting (beyond any applicable notice and cure periods) under the terms of the guarantee, security or other agreement executed, or which may hereafter be executed, in connection with the Obligation(s); (h) judgment against, or attachment of property of any Obligor; (i) dissolution, merger, consolidation, liquidation or reorganization of any Obligor; or (j) failure of Lender to realize upon proceeds of Assignment of Life Insurance Policy as Collateral on the life of Rodney I. Smith executed in connection with this Note.

      5. Remedies Upon Default. Upon the occurrence of any event of default, the Lender, at its option, may declare any or all Obligations immediately due and payable without further notice, presentation, demand of payment or protest, which are hereby expressly waived by every Obligor. The Lender's rights and remedies hereunder and under any security or other agreements by and between the Maker and the Lender are cumulative, and recourse to one shall not constitute a waiver of others.

      6. Address for Payments. All payments made hereunder shall be paid in lawful money of the United States of America at the office of Lender at One Commercial Plaza, Hartford, Connecticut 06103, or at such other place as the Lender or any other holder of this Note may at any time or from time to time designate in writing to the Maker.

      7. Severability. If any part of this Note is declared invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of this Note, which shall continue in full force and effect. Any provision that is invalid or unenforceable in any application shall remain in full force and effect as to valid applications. In this Note, the term "person" shall include an individual, a corporation, an association, a partnership, a trust and any other legal entity.

      8. Notices. All notices which are required or permitted hereunder shall be given in the same manner as specified in the Security Agreement.

      9. Governing Law. This Note is intended as a contract under and shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia or the laws of the United States of America, when and where applicable, as Lender may elect.

      10. Time of Essence. Time is of the essence of this Note.

      11. Authority. The party executing this Note for and on behalf of Maker warrants and represents that he/she is the President of Maker and has full power and authority to bind Maker for the uses and purposes as in this Note contained.

      12. Compliance with Laws. Maker and Lender mutually agree that nothing herein contained, nor any transaction related thereto, shall be construed or shall so operate either presently or prospectively to require Maker to make any payment or do any act contrary to law, but if any clause and provision herein contained shall otherwise so operate to invalidate this Note, in whole or in part, then such clauses and provisions only shall be held for naught as though not herein contained and this clause shall override and control, it being the intention of Maker and Lender that this Note and all documents evidencing or securing the indebtedness evidenced hereby shall in all ways comply with applicable law, and proper adjustment shall automatically be made accordingly.

      13. Maximum Rate of Interest. Notwithstanding anything herein or in the other Loan Documents to the contrary, it is not the intention of Lender to charge or collect any interest which would result in a rate of interest being charged which is in excess of the maximum rate, if any, now permitted by law for this transaction to be charged; and in the event that any sum in excess of such maximum rate of interest is paid or charged, the same shall be deemed to have been a prepayment of principal when paid, without premium or penalty, and all payments made thereafter shall be appropriately applied to interest and principal to give effect to such maximum rate, and after such application, any excess shall be immediately refunded to Maker. If, during the term of this Note, the maximum rate of interest, if any, now permitted by law for this transaction to be charged should be increased, then for so long as such increase is in effect, the applicable maximum rate permitted to be charged as referred to in the immediately preceding sentence shall be deemed to be such increased rate. If such maximum rate of interest, if any, now permitted by law to be charged for this transaction should be eliminated so that there would be no such maximum rate, then, for purposes of this loan, there shall thereafter be no maximum rate limiting the amount that can be charged.

      14.   Waivers.

            (a) Maker hereby waives and renounces, for itself and all its successors and assigns, all right to the benefit of any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now provided or which hereafter may be provided by the Constitution and laws of the United States of America and of any state thereof, as to itself and in and to all of its property, real and personal, against the enforcement and collection of the Obligations evidenced by this Note.

            (b) Presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices are hereby waived by Maker.

      15. Joint and Several Liability. Maker, all endorsers hereof and all others who may become liable for all or any part of the Obligations agree hereby to be jointly and severally bound, and they jointly and severally waive and renounce, to the extent permitted by law, any and all exemption rights and the benefit of all valuation and appraisement privileges as against this debt or any renewal or replacement thereof. Maker expressly consents to any extension of time, release of any party liable for the Obligations, release of any of the security of this Note, acceptance of other security therefor or any other indulgence or forbearance whatsoever. Any such extension, release, indulgence or forbearance may be made without notice to said party and without in any way affecting the personal liability of such party.

      16. No Novation. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past-due installment or indulgence granted from time to time shall be construed (a) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Lender thereafter to insist upon strict compliance with the terms of this Note, or (b) to prevent the exercise of any such right of acceleration or any other right granted hereunder or by the laws of the Commonwealth of Virginia. Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part, unless Lender agrees otherwise in writing. This Note may not be modified orally, but only by an agreement in writing signed by the party against whom enforcement of such waiver, change, modification or discharge is sought.

      17. Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY LAW MAKER AND LENDER EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS NOTE AND/OR ANY OF THE OTHER DOCUMENTS EVIDENCING OR SECURING THE DEBT TRANSACTION EVIDENCED HEREBY. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY MAKER AND LENDER, AND MAKER AND LENDER HEREBY REPRESENT TO EACH OTHER THAT NO ORAL OR WRITTEN STATEMENTS HAVE BEEN MADE BY ANY PARTY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS STATED EFFECT. MAKER FURTHER REPRESENTS THAT IT HAS BEEN REPRESENTED BY INDEPENDENT COUNSEL, SELECTED OF ITS OWN FREE WILL, IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH SUCH COUNSEL.

      18. Acknowledgments by Maker. Maker hereby acknowledges that (a) Maker and its shareholders are knowledgeable borrowers of commercial funds, (b) they and their attorneys fully understand the effect of the above provisions, (c) Lender would not make the loan evidenced hereby without such provisions and (d) such loan is negotiated by Lender and Maker and their respective attorneys at arms length. The foregoing representations and warranties are made with the intent that the Lender and any subsequent holder of this Note may rely thereon.

      19. Business or Commercial Organization. MAKER HEREBY REPRESENTS AND WARRANTS TO LENDER THAT THE LOAN IS A COMMERCIAL OR BUSINESS LOAN UNDER THE LAWS OF THE COMMONWEALTH OF VIRGINIA, NEGOTIATED BY LENDER AND MAKER AND THEIR RESPECTIVE ATTORNEYS AT ARMS LENGTH. MAKER WARRANTS AND REPRESENTS THAT MAKER IS A BUSINESS OR COMMERCIAL ORGANIZATION AND THAT THE LOAN EVIDENCED HEREBY WAS MADE AND TRANSACTED SOLELY FOR BUSINESS OR INVESTMENT PURPOSES AND/OR THAT THE AMOUNTS ADVANCED OR TO BE ADVANCED UNDER THIS NOTE AND EVIDENCED HEREBY ARE BEING MADE TO AND RECEIVED BY THE MAKER FOR THE PURPOSE OF ACQUIRING OR CARRYING ON BUSINESS, PROFESSIONAL OR COMMERCIAL ACTIVITY OR INVESTMENT AS AN OWNER, AND THAT SUCH AMOUNTS ARE IN EXCESS OF FIVE THOUSAND AND NO/100THS DOLLARS ($5,000).


                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Maker has caused this Note to be executed by its President, thereunto duly authorized, in its name, under its seal, and on its behalf the day and year first written above.

WITNESS/ATTEST:                           SMITH-MIDLAND CORPORATION,
                                          a Delaware corporation



/s/   Wesley A. Taylor                   By: /s/   Rodney I. Smith
 __________________________                 ----------------------
Name: Wesley A. Taylor                      Name:  Rodney I. Smith
Title: Secretary                            Title:  President


[CORPORATE SEAL]


                                  CERTIFICATION

      THIS IS TO CERTIFY that this is the Promissory Note described in and secured by that certain Security Agreement, bearing even date herewith, from the Maker of this Note to David M. Baroody, Trustee, conveying certain property (described in said Security Agreement) situate in the Commonwealth of Virginia, said Security Agreement and this Promissory Note having been executed in my presence.


                                          /s/ Barbara H. Medlin
                                          ----------------------------
                                                Notary Public

My Commission Expires:  6-30-2000
                        __________

[NOTARIAL SEAL]